Exhibit 99.6

December 4, 2025

Board of Directors
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901

Re: Registration Statement on Form S-4 of Kimberly-Clark Corporation, filed December 4, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 2, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Kimberly-Clark Corporation (“Kimberly-Clark”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Kenvue Inc. (the “Company”) of the (i) 0.14625 shares of common stock, par value $1.25 per share, of Kimberly-Clark (“Kimberly-Clark Common Stock”), and, pursuant to the terms and conditions of the Agreement (as defined below), cash in lieu of fractional shares of Kimberly-Clark Common Stock, if any, and (ii) $3.50 in cash to be paid to such holders for each Share pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Agreement”), by and among Kimberly-Clark, Vesta Sub I, Inc., a wholly owned subsidiary of Kimberly-Clark, Vesta Sub II, LLC, a wholly owned subsidiary of Kimberly-Clark, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers,” “The Mergers—Opinions of Kenvue’s Financial Advisors” and “The Mergers—Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman Sachs & Co. LLC
(Goldman Sachs & Co. LLC)